FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2012 FOURTH QUARTER AND YEAR-END RESULTS AND ANNOUNCES
FIRST QUARTER 2013 GUIDANCE

Cudahy, WI - February 6, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and twelve months ended December 31, 2012.

Roadrunner's summary financial results for the three and twelve months ended December 31 are highlighted below. Fourth quarter 2012 net income available to common stockholders increased 38.8% over the prior year quarter to $9.5 million. Fourth quarter 2012 diluted income per share available to common stockholders increased 31.8% over the prior year quarter to $0.29.

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2012	2011	2012	2011
Total revenues	$295,069	$238,005	$1,073,354	$843,627
Net revenues (total revenues less purchased transportation costs)	$90,558	$69,948	$319,895	$223,284
Depreciation and amortization	2,990	1,597	9,499	4,978
Other operating expenses	69,751	54,646	240,673	170,803
Acquisition transaction expenses	85	430	773	1,368
Operating income	$17,732	$13,275	$68,950	$46,135
Net income available to common stockholders	9,527	6,865	37,530	25,871
Weighted average diluted shares outstanding	33,101	31,765	32,425	31,545
Diluted income per share available to common stockholders	$0.29	$0.22	$1.16	$0.82

2012 Fourth Quarter and Year-end Results

In discussing the company's fourth quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,

“Strong performance across all of our business segments generated fourth quarter revenue growth of 24.0% and net revenue growth of 29.5%. Due to sales and operational initiatives, our operating income growth of 33.6% outpaced revenue. Our operating ratio improved 40 basis points to 94.0% compared to 94.4% in the fourth quarter of 2011, despite additional costs incurred related to Hurricane Sandy. The impact of additional shares related to our December common stock offering, lost revenue and additional costs incurred related to Hurricane Sandy, and transaction costs related to the fourth quarter acquisitions of Central Cal Transportation (Central Cal), A&A Express (A&A) and Direct Connection Transportation (DCT) negatively impacted our fourth quarter diluted earnings per share by approximately $0.02.

“Our LTL operating ratio improved to 94.9% in the fourth quarter of 2012 from 95.5% in the fourth quarter of 2011. Our continued initiatives to expand into new geographic regions, build density, improve pricing and enhance productivity, as well as the addition of Expedited Freight Systems (EFS) in August 2012, resulted in a net revenue margin improvement from 24.8% in the fourth quarter of 2011 to 28.1% in the fourth quarter of 2012. We are pleased with the improvement in our operating ratio over last year, despite experiencing load inefficiencies due to Hurricane Sandy and incurring integration costs on a non-recurring basis associated with the consolidation of certain EFS operations.

“Our continued performance initiatives, as well as improvement in our insurance claims experience led to our TL operating ratio improving sequentially to 92.8% in the fourth quarter 2012 from 94.1% in the third quarter of 2012. TL revenues grew by $44.7 million, or 45.3%, from the prior year quarter. Incremental revenues from our 2012 acquisitions accounted for $34.3 million of the increase, with the balance of $10.4 million representing organic growth of 10.5%. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 33.9% increase in our TL operating income quarter-over-quarter.

“TMS revenue grew $1.8 million, or 8.3%, in the fourth quarter of 2012 from the prior year quarter. Organic growth, pricing and our late February 2012 acquisition of Capital Transportation Logistics accounted for the 8.3% increase. The operating leverage associated with this growth led to a 29.6% increase in TMS operating income quarter-over-quarter. Our TMS operating ratio improved to 88.2% compared to 90.1% in the fourth quarter of 2011.

"Overall, we are extremely pleased with our 2012 performance. In 2012, total company revenue increased 27.2% to $1,073.4 million from $843.6 million in 2011. This revenue growth was a combination of both organic- and acquisition-related growth. Our total company operating income increased 49.5% to $69.0 million in 2012 from $46.1 million in 2011. Our total company operating ratio improved to 93.6% in 2012 from 94.5% in 2011. Finally, our diluted income per share available to common stockholders increased 41.5% to $1.16 in 2012 from $0.82 in 2011."

2013 First Quarter Guidance

In commenting on guidance for the first quarter of 2013, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the first quarter to be in the range of $285 million to $310 million, representing an increase of 20% to 31% from the first quarter of 2012. Further, we expect diluted income per share available to common stockholders to be between $0.27 and $0.29, compared to diluted income per share available to common stockholders of $0.25 in the prior year quarter. The impact on diluted income per share from our December 2012 stock offering of 3,925,000 shares will be approximately $0.03 between years. On an adjusted basis, our diluted income per share guidance of $0.27 to $0.29 represents an increase of 23% to 32% from the first quarter of 2012 diluted income per share of $0.22.

2012 Fourth Quarter Segment Information

Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

LTL revenues, including fuel, increased 9.6% to $129.9 million for the fourth quarter of 2012 from $118.5 million for the fourth quarter of 2011. LTL net revenues for the fourth quarter of 2012 were $36.4 million, or 28.1% of LTL revenues, compared to $29.4 million, or 24.8% of LTL revenues, for the fourth quarter of 2011. LTL operating income was $6.6 million, or 5.1% of LTL revenues, for the fourth quarter of 2012 compared to $5.3 million, or 4.5% of LTL revenues, for the fourth quarter of 2011.

Summary LTL operating statistics for the three and twelve months ended December 31 are shown below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Operating ratio	94.9	95.5		93.1	94.8
Tonnage (in thousands of tons)	354.3	306.8	15.5%	1,368.0	1,256.3	8.9%
Shipments (in thousands)	540.4	471.4	14.6%	2,090.4	1,905.9	9.7%
Revenue per hundredweight (incl. fuel)	$17.92	$18.81	(4.7%)	$18.46	$18.27	1.0%
Revenue per hundredweight (excl. fuel)	$14.61	$15.42	(5.3%)	$15.08	$15.00	0.5%
Weight per shipment (lbs.)	1,311	1,302	0.7%	1,309	1,318	(0.7%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.24	0.0%	$1.24	$1.24	0.0%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL revenues increased 45.3% to $143.4 million for the fourth quarter of 2012 from $98.7 million for the fourth quarter of 2011. The improvement was primarily due to increases in market pricing and load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of D&E Transport, CTW Transport, R&M/Sortino, Central Cal, A&A and DCT. For the fourth quarter, these acquisitions collectively contributed incremental TL revenues of $34.3 million. Overall, TL net revenues for the fourth quarter of 2012 were $47.2 million, or 32.9% of TL revenues, compared to $34.8 million, or 35.3% of TL revenues, for the fourth quarter of 2011. TL operating income was $10.3 million, or 7.2% of TL revenues, for the fourth quarter of 2012 compared to $7.7 million, or 7.8% of TL revenues, for the fourth quarter of 2011.

TMS revenues for the fourth quarter of 2012 increased 8.3% to $23.8 million from $22.0 million for the fourth quarter of 2011. TMS net revenues for the fourth quarter of 2012 were $6.9 million, or 29.1% of TMS revenues, compared to $5.7 million, or 26.0% of TMS revenues, for the fourth quarter of 2011. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth and the acquisition of Capital Transportation Logistics. TMS operating income was $2.8 million, or 11.8% of TMS revenues, for the fourth quarter of 2012, compared to $2.2 million, or 9.9% of TMS revenues, for the fourth quarter of 2011.

Conference Call

A conference call is scheduled for Wednesday, February 6, 2013 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-383-8003 (U.S.) or 617-597-5330 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 64552489. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through February 13, 2013, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 66287729. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance, Roadrunner's sales and operational initiatives, Roadrunner's initiatives to expand into new geographic regions, build density, improve pricing and enhance productivity, the impact of Roadrunner's December 2012 stock offering, the impact of Hurricane Sandy, Roadrunner's acquisitions, and Roadrunner's expected revenues and diluted earnings per share available to common stockholders for the first quarter of 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$295,069	$238,005	$1,073,354	$843,627
Operating expenses:
Purchased transportation costs	204,511	168,057	753,459	620,343
Personnel and related benefits	33,928	25,522	119,955	87,178
Other operating expenses	35,823	29,124	120,718	83,625
Depreciation and amortization	2,990	1,597	9,499	4,978
Acquisition transaction expenses	85	430	773	1,368
Total operating expenses	277,337	224,730	1,004,404	797,492
Operating income	17,732	13,275	68,950	46,135
Interest expense:
Interest on long-term debt	2,169	2,079	7,981	4,135
Dividends on preferred stock subject to mandatory redemption	—	50	49	200
Total interest expense	2,169	2,129	8,030	4,335
Income before provision for income taxes	15,563	11,146	60,920	41,800
Provision for income taxes	6,036	4,281	23,390	15,929
Net income available to common stockholders	$9,527	$6,865	$37,530	$25,871
Earnings per share available to common stockholders:
Basic	$0.30	$0.22	$1.21	$0.85
Diluted	$0.29	$0.22	$1.16	$0.82
Weighted average common stock outstanding:
Basic	31,732	30,706	31,040	30,432
Diluted	33,101	31,765	32,425	31,545

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$11,908	$3,315
Accounts receivable, net of allowances of $1,490 and $1,461, respectively	122,947	102,358
Deferred income taxes	3,800	9,497
Prepaid expenses and other current assets	26,461	16,400
Total current assets	165,116	131,570
Property and equipment, net of accumulated depreciation of $20,100 and $13,303, respectively	68,576	28,447
Other assets:
Goodwill	442,143	364,687
Intangible assets, net	12,710	10,381
Other noncurrent assets	12,263	8,633
Total other assets	467,116	383,701
Total assets	$700,808	$543,718
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$17,000	$14,000
Accounts payable	54,887	50,245
Accrued expenses and other liabilities	29,132	19,480
Preferred stock subject to mandatory redemption	—	5,000
Total current liabilities	101,019	88,725
Long-term debt, net of current maturities	144,500	122,500
Other long-term liabilities	63,210	36,540
Total liabilities	308,729	247,765
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 34,371 and 30,707 shares issued and outstanding	344	307
Additional paid-in capital	325,034	266,475
Retained earnings	66,701	29,171
Total stockholders’ investment	392,079	295,953
Total liabilities and stockholders’ investment	$700,808	$543,718

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com